THIRD AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

between

NORTHERN LIGHTS FUND TRUST III

and

BOYD WATTERSON ASSET MANAGEMENT, LLC

THIS THIRD AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “Third Amendment”) is made and entered into as of February 20, 2019, between Northern Lights Fund Trust III, a Delaware statutory trust, and Boyd Watterson Asset Management, LLC, an Ohio limited liability company (the “Advisor”) located at 1301 East 9th Street, Suite 2900, Cleveland, OH 44114.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Northern Lights Fund Trust III and the Advisor dated as of May 24, 2016 (the “Agreement”);

WHEREAS, the Advisor has subsequently agreed to amend the annual operating expense limit as a percentage of net assets of the Boyd Watterson Limited Duration Enhanced Income Fund Class A and C shares;

NOW, THEREFORE, the parties hereto agree as follows:

Effective February 20, 2019, Appendix A of the Agreement is hereby supplemented with the following:

Fund	Operating Expense Limit
Boyd Watterson Limited Duration Enhanced Income Fund
Class A	0.89%
Class C	1.59%

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

BOYD WATTERSON ASSET MANAGEMENT, LLC

By: /s/ Patricia Jamieson

Name: Patricia Jamieson

Title: Chief Financial Officer